Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q2 2024 RESULTS

Q2 NET SALES, GROSS MARGIN, EPS AND CASH FLOW EXCEED OUTLOOK

RAISES OUTLOOK FOR FULL YEAR GROSS MARGIN, AND CASH FROM OPERATIONS

2024 Second Quarter Results	2024 Full Year Outlook

• Net Sales +3.9%: Domestic +3.8%, Int’l +9.0%, SPD -8.6%

• Organic Sales¹ +4.7%: Domestic +3.8%, Int’l +9.3%, SPD +3.9%

• Adjusted Gross Margin¹ +150 bps

• Reported EPS $0.99, Adjusted EPS $0.93¹

• YTD Cash from Operations of $499.9 million

• Net Sales +3.5%; Organic Sales +4.0%¹

• Adjusted Gross Margin expansion raised to +100 to 110 bps

• Reported EPS +12 to +13%

• Adjusted EPS lower end of +8 to +9% range¹

• Cash from Operations ~$1.08 billion

EWING, NJ, August 2, 2024 – Church & Dwight Co., Inc. (NYSE: CHD) today announced the Company exceeded its outlook with stronger than expected sales growth and gross margin expansion. In the second quarter, net sales grew 3.9% to $1,511.2 million. The Company drove strong consumer demand across its portfolio in Q2. Organic sales grew 4.7% driven by volume of 3.5% and positive product mix and pricing of 1.2%.

Reported gross margin expanded by 320 basis points, and reported EPS was $0.99, an increase of 11.2%, partially impacted by a favorable ruling and rebate related to historical tariff payments. Adjusted gross margin expanded by 150 basis points, and adjusted EPS was $0.93, an increase of 1.1%. Second quarter Adjusted EPS exceeded the Company’s outlook of $0.83 driven by higher-than-expected sales growth and gross margin expansion.

Matthew Farrell, Chief Executive Officer, commented, “We are really pleased with another strong quarter. The Company is performing well with all three divisions delivering organic growth. Our outstanding Q2 results reflect the strength of our brands, the early success of our new products, and our perennial focus on execution. Volume was the primary driver of organic growth, and we expect volume growth to continue for the rest of the year. Marketing as a percent of sales increased 100 basis points driving strong consumption and share gains. Global online sales grew to 21.2%of total consumer sales in Q2. And finally, the combination of strong sales, margin expansion, and efficient working capital management resulted in strong cash flow generation in the first half, with over $1 billion of cash from operations expected in the full year.

“Organic revenue growth was broad-based as all three businesses posted strong results. The Domestic Division grew 3.8% organically with five of our seven power brands growing share. Domestic consumption of our products outpaced organic sales primarily due to retailer inventory reductions and prior year distribution gains for HERO™.

"The International Division grew 9.3% organically, driven by growth in our country subsidiaries and our Global Markets Group. In July, we completed the previously announced acquisition of Graphico, our Japan based distributor.

“Our Specialty Products Division grew organic revenue 3.9% while we continued the strategy of right sizing this business to focus on more profitable segments. In Q1, the company shut down the Megalac™ dairy supplement business. In Q2, we exited the food safety business.”

Second Quarter Review

Consumer Domestic net sales were $1,170.6 million, a $42.4 million or 3.8% increase driven by both household and personal care sales growth. Organic sales increased 3.8% due to volume (+3.3%) and price and product mix (+0.5%). Growth was led by THERABREATH™ mouthwash, ARM & HAMMER™ Cat Litter, HERO ™ acne products, ARM & HAMMER™ Liquid Detergent, and XTRA™ Liquid Detergent, partially offset by declines in the vitamin business and FLAWLESS™.

Consumer International net sales were $263.7 million, a $21.8 million or 9.0% increase. Organic sales increased 9.3% due to a combination of higher volume (+4.6%) and price and product mix (+4.7%). Growth was led by HERO, THERABREATH and vitamins.

Specialty Products net sales were $76.9 million, a $7.2 million or 8.6% decrease including the impact of the Q1 2024 shutdown of the Megalac business. Organic sales increased 3.9% due to higher volume (+4.1%).

Gross margin increased 320 basis points to 47.1% reflecting a one-time gain on a favorable tariff ruling. Excluding this impact, adjusted gross margin was 45.4%, an increase of 150 basis points due to improved productivity, volume and mix, net of the impact of higher manufacturing costs.

Marketing expense was $152.4 million, a $20.2 million increase. Marketing expenses as a percentage of net sales increased 100 basis points to 10.1% as we continue to invest in our brands and new products.

Selling, general, and administrative expense (SG&A) was $222.8 million, including $ 5.2 million of charges related to restricted stock that was issued for the HERO acquisition. Adjusted SG&A was $217.61million or 14.4% of net sales, a 20 basis points increase primarily due to investments in International, R&D and costs related to the Graphico acquisition.

Income from Operations was $336.9 million. Adjusted Income from Operations was $316.01 million, an increase of 5.0% inclusive of higher marketing and SG&A investments.

Other Expense decreased $7.8 million primarily due to lower outstanding debt and higher interest income.

The effective tax rate was 24.0% compared to 17.9% in Q2 2023. The rate was 610 basis points lower in Q2 2023 primarily due to higher stock option exercises. The expected effective tax rate for the full year is unchanged at approximately 23%.

Operating Cash Flow

For the first six months of 2024, cash from operations was $499.9 million, a decrease of $9.3 million as higher cash earnings were offset by an investment in higher working capital. We now expect full year cash flow from operations to be approximately $1.08 billion (previously $1.05 billion). Capital expenditures for the first six months were $76.6 million, a $13.4 million increase from the prior year as capacity expansion projects proceed as planned.

At June 30, 2024, cash on hand was $491.7 million, while total debt was $2.2 billion.

2024 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success and we are excited about our new product launches. Through the first half of 2024, we are encouraged by consumer enthusiasm for several of our new product introductions.

“ARM & HAMMER™ Laundry launched Deep Clean™ Liquid and Deep Clean Unit Dose Laundry Detergent, our most premium ARM & HAMMER laundry detergent, entering the mid-tier of the category and delivering a superior clean at the right value.

“ARM & HAMMER™ Laundry launched POWER SHEETS™ Laundry Detergent online in August 2023. This innovative laundry solution is effective, convenient, and eliminates plastic bottle waste. ARM & HAMMER is the first major brand to offer a detergent sheet in the U.S. Due to its online success, POWER SHEETS™ are now available in select brick & mortar retailers.

“ARM & HAMMER™ Hardball™ Clumping Litter has expanded nationally after successful in-market testing in 2023. This plant-based litter is lightweight and creates virtually indestructible clumps for no-mess scooping. We expect this new litter to help ARM & HAMMER capture a greater share of the lightweight litter category.

“THERABREATH™, the #1 alcohol-free mouthwash brand, has entered the antiseptic segment of the category with the launch of THERABREATH Deep Clean Oral Rinse. Antiseptic mouthwashes account for 30% of the category. This product is formulated to kill 99.9% of germs that cause bad breath, plaque & gingivitis without the burn.

“BATISTE™, the global leader in dry shampoo, is meeting consumers’ desire for longer-lasting results with new BATISTE Sweat Activated and BATISTE Touch Activated dry shampoos. These breakthrough products are formulated with advanced technology and release a burst of fragrance whenever you sweat or touch your hair.

“HERO™ continues to drive the majority of growth in the acne category as the #1 patch brand in the U.S. In 2024, HERO will continue to launch innovative solutions in patches combined with adjacent products, such as Dissolve Away Daily Cleansing Balm, which will broaden our offerings of gentle and effective solutions for acne-prone skin.”

Outlook for 2024

Mr. Farrell stated, “We completed an exceptional first half delivering strong sales growth, gross margin expansion, and earnings growth. The Company ranked #1 out of our top 10 CPG peers in Q2 dollar consumption growth and #2 in volume growth and we continue to grow share. Despite an uncertain consumer environment, we remain confident about 2024 and will continue to focus on offering high quality products to consumers at the right value. We are thrilled with the early success of our new product launches. This outlook reflects strong growth across all key measures, including reported and organic sales, volume, gross margin expansion, operating income growth and cash flow.

“Category consumption growth in both dollars and units has moderated as the consumer remains under pressure. In June and July we saw consumption dollar growth slow in our eight main categories to 2% from 4.5% in the first 5 months of the year. While we expect our brands to grow faster than our categories in the second half, we are tightening our organic revenue outlook and now expect full year organic sales growth to be approximately 4% (previously 4-5%).1 Reported sales growth is now expected to be slightly lower at approximately 3.5% reflecting an impact from divestitures as well as a negative currency impact.

“We are raising our outlook for full year adjusted gross margin expansion to approximately 100-110 basis points versus 2023 (previously 75 basis points). We continue to expect carryover product pricing, mix, higher volume and productivity to offset higher manufacturing costs.

“We will continue to invest behind our brands and continue to expect marketing as a percentage of sales to be approximately 11%.

Adjusted SG&A is now expected to be higher as a percent of sales compared to 2023 (previously expected to be flat) reflecting incremental costs related to the Graphico acquisition and higher incentive compensation compared to our prior outlook.”

“We now expect full year reported EPS growth to be approximately 12 to 13% (previously 9.5 to 10.5%) and adjusted EPS growth to be at the lower end of the 8 to 9% range1. We continue to expect our tax rate to be approximately 23%.

“Cash flow from operations is now expected to be approximately $1.08 billion (previously $1.05).

“We expect 2024 capital expenditures of approximately $180 million as we complete the major capacity investments that were initiated in 2023. We expect capital spending to return to historical levels (approximately 2% of sales) in 2025. Our capital allocation priorities remain unchanged, and we will pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (ZICAM, THERABREATH, and HERO).

“For Q3, we expect reported sales growth of approximately 2.5% and organic sales growth of approximately 3%¹. We expect gross margin expansion and a significant increase in marketing spending to support our innovation pipeline. As a result, we expect reported EPS of $0.65 and Adjusted EPS of $0.67 per share, down 10% versus last year’s adjusted Q3 EPS.” ¹

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss second quarter 2024 results on August 2, 2024, at 10:00 a.m. (ET). The webcast will be broadcast online at https.//investor.churchdwight.com/investors/news-events. It will also be available for replay from August 2, 2024, to August 9, 2024.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO®. For more information, visit the Company’s website.

Church & Dwight has a heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed,

phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2023, our continued progress earned continued public recognition, including the Newsweek Magazine’s Americas Most Responsible and America’s Greenest Companies lists, the EPA’s Green Power Partnership-Top 100 list, the 2023 Wall Street Journal Management Top 250 List, the 2022/2023 Forbes Magazine: Americas Best Midsize Employer Award and the FTSE4Good Index Series, amongst others.

For more information, see the Church & Dwight 2023 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending; recessionary conditions; interest rates; inflation; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including contributions to recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of new legislation such as the U.S. CARES Act, the EU Medical Device Regulation, new cosmetic and device regulations in Mexico, and the U.S. Modernization of Cosmetic Regulation Act; the impact on the global economy of the Russia/Ukraine war and increased conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Sales	$1,511.2	$1,454.2	$3,014.5	$2,884.0
Cost of sales	799.1	815.3	1,615.4	1,623.1
Gross Profit	712.1	638.9	1,399.1	1,260.9
Marketing expenses	152.4	132.2	304.4	254.5
Selling, general and administrative expenses	222.8	213.1	452.8	420.9
Income from Operations	336.9	293.6	641.9	585.5
Equity in earnings of affiliates	3.1	2.0	4.2	6.4
Other income (expense), net	(19.5)	(26.2)	(41.5)	(53.7)
Income before Income Taxes	320.5	269.4	604.6	538.2
Income taxes	77.0	48.2	133.4	113.8
Net Income	$243.5	$221.2	$471.2	$424.4
Net Income per share - Basic	$1.00	$0.90	$1.93	$1.74
Net Income per share - Diluted	$0.99	$0.89	$1.91	$1.72
Dividends per share	$0.28	$0.27	$0.57	$0.54
Weighted average shares outstanding - Basic	244.3	245.0	243.9	244.4
Weighted average shares outstanding - Diluted	247.0	247.9	246.5	247.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2024	December 31, 2023
Assets
Current Assets
Cash and Cash Equivalents	$491.7	$344.5
Accounts Receivable	587.9	526.9
Inventories	627.3	613.3
Other Current Assets	48.3	45.0
Total Current Assets	1,755.2	1,529.7
Property, Plant and Equipment (Net)	943.6	927.7
Equity Investment in Affiliates	12.8	12.0
Trade Names and Other Intangibles	3,244.7	3,302.3
Goodwill	2,432.6	2,431.5
Other Long-Term Assets	373.2	366.0
Total Assets	$8,762.1	$8,569.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$6.1	$3.9
Current portion of Long-Term debt	0.0	199.9
Other Current Liabilities	1,143.6	1,218.2
Total Current Liabilities	1,149.7	1,422.0
Long-Term Debt	2,207.6	2,202.2
Other Long-Term Liabilities	1,099.3	1,089.6
Stockholders’ Equity	4,305.5	3,855.4
Total Liabilities and Stockholders’ Equity	$8,762.1	$8,569.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2024	June 30, 2023

Net Income	$471.2	$424.4

Depreciation and amortization	117.2	110.7
Deferred income taxes	(7.4)	(1.9)
Non-cash compensation	40.2	39.5
Other	4.2	(1.8)
Subtotal	625.4	570.9

Changes in assets and liabilities:
Accounts receivable	(62.2)	(32.4)
Inventories	(8.2)	(24.3)
Other current assets	1.7	8.8
Accounts payable	61.0	(4.7)
Accrued expenses	(108.8)	(12.4)
Income taxes payable	0.9	6.6
Other	(9.9)	(3.3)
Net cash from operating activities	499.9	509.2

Capital expenditures	(76.6)	(63.2)
Acquisition	(19.9)	0.0
Proceeds from sale of assets	6.6	0.0
Other	(1.6)	(6.0)
Net cash (used in) investing activities	(91.5)	(69.2)

Net change in long-term debt	(200.2)	(200.0)
Net change in short-term debt	2.5	(70.6)
Payment of cash dividends	(138.2)	(133.0)
Proceeds from stock option exercises	79.5	88.3
Deferred financing and other	(1.0)	(0.1)
Net cash (used in) financing activities	(257.4)	(315.4)

F/X impact on cash	(3.8)	2.0

Net change in cash and cash equivalents	$147.2	$126.6

2024 and 2023 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2024	6/30/2023	Change
Household Products	$653.2	$619.2	5.5%
Personal Care Products	517.4	509.0	1.7%
Consumer Domestic	$1,170.6	$1,128.2	3.8%
Consumer International	263.7	241.9	9.0%
Total Consumer Net Sales	$1,434.3	$1,370.1	4.7%
Specialty Products Division	76.9	84.1	-8.6%
Total Net Sales	$1,511.2	$1,454.2	3.9%

	Six Months Ended		Percent
	6/30/2024	6/30/2023	Change
Household Products	$1,292.1	$1,220.8	5.8%
Personal Care Products	1,043.7	1,024.3	1.9%
Consumer Domestic	$2,335.8	$2,245.1	4.0%
Consumer International	518.7	472.5	9.8%
Total Consumer Net Sales	$2,854.5	$2,717.6	5.0%
Specialty Products Division	160.0	166.4	-3.8%
Total Net Sales	$3,014.5	$2,884.0	4.5%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2024

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.9%	4.7%	3.8%	9.0%	-8.6%
Less:
Acquisitions	0.0%	0.1%	0.0%	0.1%	0.0%
Add:
FX / Other	0.1%	0.1%	0.0%	0.4%	0.0%
Divestitures	0.7%	0.0%	0.0%	0.0%	12.5%

Organic Sales Growth	4.7%	4.7%	3.8%	9.3%	3.9%

	Six Months Ended 6/30/2024

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.5%	5.0%	4.0%	9.8%	-3.8%
Less:
Acquisitions	0.0%	0.0%	0.0%	0.1%	0.0%
Add:
FX / Other	-0.1%	-0.1%	0.0%	-0.6%	0.0%
Divestitures	0.5%	0.0%	0.0%	0.0%	9.3%

Organic Sales Growth	4.9%	4.9%	4.0%	9.1%	5.5%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended June 30, 2024		For the quarter ended June 30, 2023		Change
		% of NS		% of NS
Adjusted Gross Margin Reconciliation
Gross Margin - Reported	$712.1	47.1%	$638.9	43.9%	320	bps
Tariff Ruling	(26.1)	-1.7%	0.0	0.0%	-170	bps
Gross Margin - Adjusted (non-GAAP)	$686.0	45.4%	$638.9	43.9%	150	bps

	For the quarter ended June 30, 2024		For the quarter ended June 30, 2023		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$222.8	14.7%	$213.1	14.6%	10	bps
Hero Restricted Stock	(5.2)	-0.3%	(7.3)	-0.4%	10	bps
SG&A - Adjusted (non-GAAP)	$217.6	14.4%	$205.8	14.2%	20	bps

	For the quarter ended June 30, 2024		For the quarter ended June 30, 2023		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$336.9	22.3%	$293.6	20.2%	210	bps
Hero Restricted Stock	5.2	0.3%	7.3	0.4%	-10	bps
Tariff Ruling	(26.1)	-1.7%	0.0	0.0%	-170	bps
Income From Operations - Adjusted (non-GAAP)	$316.0	20.9%	$300.9	20.6%	30	bps

	For the quarter ended June 30, 2024		For the quarter ended June 30, 2023		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.99		$0.89		11.2%
Hero Restricted Stock	0.02		0.03
Tariff Ruling	(0.08)		0.00
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.93		$0.92		1.1%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2024	December 31, 2024
Reported Sales Growth	2.5%	3.5%
Acquisition	-0.3%	-0.2%
Divestiture/Other	0.7%	0.7%
FX	0.1%	0.0%

Organic Sales Growth	3.0%	4.0%

	For the quarter ended September 30, 2024	For the quarter ended September 30, 2023	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$0.65	$0.71	-8.5%
Hero Restricted Stock	0.02	0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.67	$0.74	-9.5%

	For the year ended December 31, 2024	For the year ended December 31, 2023	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$ 3.42 to 3.45	$3.05	12% to 13%
Hero Restricted Stock	0.08	0.12
Tariff Ruling	(0.08)	0.00
Diluted Earnings Per Share - Adjusted (non-GAAP)	$ 3.42 to 3.45	$3.17	8% to 9%